UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 8, 2016

Apollo Education Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

U.S. Department of Education Preacquisition Application Response

On December 7, 2016, the U.S. Department of Education (the “Department”) provided its response (the “DOE Preacquisition Response”) to the preacquisition review application filed by University of Phoenix in connection with our pending merger (“Merger”) with AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Queso”), which Merger is further described in our filings with the U.S. Securities and Exchange Commission set forth below. A copy of the DOE Preacquisition Response, as redacted by the Department to omit confidential information, is filed as Exhibit 99.1 to this Form 8-K.

The preacquisition review application was filed in accordance with Department procedures pursuant to which the Department provides information about conditions it intends to impose in connection with the continued participation in federal Title IV student financial aid programs by the applicant following a change in ownership.

In the DOE Preacquisition Response, the Department indicated that the continued participation of University of Phoenix in Title IV programs following consummation of the Merger would be subject to certain conditions, including the following:

• The posting of a letter of credit with the Department within ten days of the merger in the amount of $385.6 million, representing the Department’s determination of 25% of the Title IV program receipts in fiscal year 2016 of University of Phoenix and Western International University, which letter of credit amount may be increased following further review by the Department in connection with finalizing a provisional program participation agreement;

• Requirement that the University of Phoenix and Western International University will be required to maintain enrollment levels that are no higher than the enrollment levels on the day before the Merger;

• Requirement that retention and graduation rates improve over the course of the first year after the Merger; and

• Application of the recruiting standards previously agreed with the U.S. Department of Defense for military personnel and veterans to the recruitment of all students.

Under the Agreement and Plan of Merger (as amended, the “Merger Agreement”) that we entered into with Queso and Socrates Merger Sub, an Arizona corporation and a wholly owned subsidiary of Queso, on February 7, 2016, the parties’ obligation to consummate the Merger is conditioned upon the absence of certain conditions or restrictions in the Department’s response, including among other conditions, the absence of any requirement to post a letter of credit in excess of 10% of the amount of Title IV program funds received by University of Phoenix during fiscal year 2016 or any limitation (other than certain excluded limitations) that would reasonably be expected to materially impair the operation of the University’s business in the manner in which it is currently conducted, unless these burdensome conditions are imposed solely because of certain deficiencies associated with Queso and its affiliates.

We are currently evaluating the DOE Preacquisition Response and its implications for the Merger. Either Queso or we can abandon the Merger if, among other things, the conditions relating to the preacquisition review response are not satisfied and are not curable prior to February 1, 2017, the termination date of the Merger Agreement governing the Merger.

In addition to the conditions associated with the preacquisition review response, the Merger is subject to the approval by our principal accreditor, the Higher Learning Commission (“HLC”), of the change of control applications filed by University of Phoenix and our other HLC-accredited institutions. HLC previously informed us that the HLC Board of Trustees had voted to defer action on the change of control applications until such time as the Department of Education provided us and HLC with a written response to the pre-acquisition review applications filed by University of Phoenix and Western International University, and we and/or Queso have filed a substantive response to any requirements stipulated in the Department’s response. We expect HLC to take action on our change of control applications after we submit to HLC our response to the DOE Preacquisition Response and provide certain other information previously requested by HLC, but we cannot predict or control the timing or outcome of HLC’s review of our applications.

There can be no assurance that all closing conditions will be satisfied or that the Merger will be consummated.

For additional information about the Merger and the related Merger Agreement, see the following filings we have made with the Securities and Exchange Commission:

•	Current Report on Form 8-K filed February 8, 2016;

•	Definitive Proxy Statement filed March 23, 2016;

•	Supplement to the Definitive Proxy Statement filed May 2, 2016;

•	Amendments to the Merger Agreement attached to our Current Report on Form 8-K filed May 2, 2016; and

•	Annual Report on Form 10-K filed October 20, 2016.

The information in Item 8.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is provided herewith:

Exhibit Number	Exhibit Description

99.1	Preacquisition review response letter dated December 7, 2016 from U.S. Department of Education

Apollo Education Group, Inc.

December 8, 2016	By:	/s/ Gregory J. Iverson
	Name:	Gregory J. Iverson
	Title:	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer